EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-149884, 333-153645 and 333-162145) and Form S-8 (No. 333-149883) of VirnetX Holding Corporation of our report dated March 15, 2011 relating to the consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended (which report expresses an unqualified opinion), financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010 (which report expresses an adverse opinion), which appear in this Form 10-K.

/s/ Farber Hass Hurley LLP

Granada Hills, CA

March 15, 2011